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                                                                   Exhibit 10.31



                           BAXTER INTERNATIONAL INC.
                   1995 OFFICER INCENTIVE COMPENSATION PLAN


This 1995 Officer Incentive Compensation Plan ("Plan") of Baxter International Inc. ("Baxter") and its subsidiaries (collectively, the "Company") is adopted pursuant to the Baxter International Inc. 1987 Incentive Compensation Program (the "Program") for the purposes stated in the Program. The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and the related income tax regulations issued thereunder.

1.  ELIGIBILITY
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Officers of the Company are eligible to participate in the Plan during 1995
("Plan Year") if the officer's participation is approved by the Compensation Committee of the Board of Directors of Baxter (the "Committee"). Officers so approved by the Committee shall be referred to herein as "Participants".

2.  BONUS AWARD
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2.1   Each Participant shall be eligible to receive a "Bonus Award" in accordance with the terms provided herein and any other terms established by the Committee. To determine a Participant's Bonus Award, the Committee shall establish a) Company performance goals for the Plan Year ("Company Performance Criteria"), b) a "Bonus Range" for each Participant, and c) the amount within a Participant's Bonus Range that will be payable to a Participant based upon the achievement of the Company Performance Criteria. The terms described in the preceding sentence must be established by April 1, 1995, and such terms shall not thereafter be changed, except as permitted by paragraph 2.2.

2.2 By March 31, 1996, the Committee shall assess the extent to which the Company has achieved the Company Performance Criteria based on the Company's publicly reported results for the Plan Year. The Committee shall exclude the effect of acquisitions, divestitures, changes in accounting principle, and other extraordinary or non-recurring events occurring in 1995 when assessing the extent to which the Company has achieved the Company Performance Criteria, but only if such exclusion would enhance the Company's performance relative to the Company Performance Criteria. The exclusion authorized by the preceding

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sentence shall only apply to the extent it is consistent with Section
162(m)(4)(C) and the related regulations described above. The Committee shall then determine each Participant's Bonus Award based upon the terms described in paragraph 2.1 above. The Committee, however, has the discretion to reduce the amount of a Participant's Bonus Award determined under the preceding sentence. The Committee's determination shall be consistent with Section 162(m)(4)(C) and the related regulations described above. In addition, the committee may exercise discretion in the determination of the Bonus Awards earned under the Plan with respect to participants who are not subject to 162(m).

2.3 If an officer becomes a Participant in the Plan during 1995, but after January 1, 1995, the Committee shall establish a prorated Bonus Range for such Participant based on the number of full months remaining in 1995 after he or she becomes a Participant. To the extent applicable, the determination of a prorated Bonus Range shall be consistent with Section 162(m)(4)(C) and the related regulations described above.

3.  PAYMENT
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3.1   Except as otherwise determined by the Committee and except with respect to
Participants who have filed deferral elections pursuant to paragraph 4, all bonuses will be paid in cash as soon as possible following determination of Bonus Awards by the Committee.

3.2 No Participant will be eligible to receive a Bonus Award unless he or she continues to be employed by the Company through February 1, 1996, except as otherwise determined by the Committee. The Committee's Bonus Award determination with respect to such participant may be determined in the same manner as provided in paragraphs 2.1 and 2.2 above.

4.  DEFERRAL OF PAYMENT
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Participants may elect to defer payment in accordance with the Baxter
International Inc. and Subsidiaries Deferred Compensation Plan.